Exhibit 99.4

[LETTERHEAD OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED]

August 6, 2014

Special Committee of the Board of Directors

First Citizens Bancorporation, Inc.

1230 Main Street, Columbia, SC 29201

Members of the Special Committee:

We hereby consent to the inclusion of our opinion letter, dated June 10, 2014, to the Special Committee of the Board of Directors of First Citizens Bancorporation, Inc. (“South”) as Appendix E to, and reference thereto under the headings “SUMMARY — Opinion of South’s Financial Advisor,” “RISK FACTORS — Risk Factors Relating to the Merger,” “THE MERGER — Background to the Merger,” “THE MERGER — Recommendation of South’s Board of Directors and Reasons for the Merger” and “THE MERGER — Opinion of South’s Financial Advisor” in, the proxy statement/prospectus relating to the proposed merger involving South and First Citizens BancShares, Inc. (“North”), which proxy statement/prospectus forms a part of North’s Registration Statement on Form S-4 (the “Registration Statement”) to which this consent is filed as an exhibit. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED